Exhibit 3.8

[Translation]

FORM OF SHARE HANDLING REGULATIONS

CHAPTER I.    GENERAL PROVISIONS

Article 1.    (Purpose)

The denomination of share certificates of the Company and the handling with respect to shares and fractional shares, and fees therefor shall be governed by these Regulations in accordance with Articles 10 of the Articles of Incorporation. Provided, however, that the handling of beneficial shareholders shall be governed by the provisions as prescribed by Japan Securities Depository Center, Inc. (hereinafter referred to as the “Center”) as well as by these Regulations.

Article 2.    (Transfer Agent)

All businesses related to shares and fractional shares of the Company shall be handled by the transfer agent. The Company’s transfer agent, its handling office and liaison offices shall be as follows:

Transfer Agent:	Mitsubishi UFJ Trust and Banking Corporation
4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Handling Office:	Mitsubishi UFJ Trust and Banking Corporation
Securities Agency Division
4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Liaison Offices:	All branch offices in Japan of Mitsubishi UFJ Trust and Banking Corporation

Article 3.    (Denomination of Share Certificates)

Share certificates to be issued by the Company shall be in three (3) denominations of one (1) share, ten (10) shares and one hundred (100) shares. Provided, however, that a share certificate indicating any number of shares other than those mentioned above may be issued, if necessary.

Article 4.    (Method of Making Requests, Notifications, Etc.)

1. All requests, notifications, applications or proposals pursuant to these Regulations shall be made in the form prescribed by the Company, bearing the seal impressions notified pursuant to the provisions of Article 16 hereof.

2. In case any request, notification, application, or proposal as described in the preceding paragraph is made by a proxy or requires consent of a protector (hosanin) or an assistant (hojonin), a document evidencing the authority of such proxy; or such consent, respectively, shall be submitted.

Article 5.    (Certificates)

In case the Company deems it necessary, the Company may request certificates, etc. to be submitted related to any request, notification, application or proposal pursuant to these Regulations.

CHAPTER II.    REGISTRATION OF TRANSFER OF SHARES

Article 6.    (Registration of Transfer of Shares Acquired by Assignment)

In case of a request for registration of a transfer of shares acquired by assignment, a written request therefor shall be submitted together with the share certificates concerned.

Article 7.    (Registration of Transfer of Shares Acquired for Reason other than Assignment)

In case a request for registration of a transfer of shares is made for any reason other than assignment, such as inheritance, corporate merger, etc., a written request therefor and the share certificates concerned shall be submitted together with a document evidencing the cause for such acquisition. Provided, however, that in case no share certificates concerned have been issued, the submission of share certificates shall not be required.

Article 8.    (In Case Special Procedures are Required by Laws and Regulations)

If any special procedure is required to be followed by laws and regulations in connection with transfer of shares provided for in the preceding two (2) articles, a written request therefor and the share certificates concerned shall be submitted together with a document evidencing the completion of such procedure.

Article 9.    (Ledger of Fractional Shares)

In case of a request for change in the entry or record of the ledger of fractional shares for any reason other than assignment, the provision of Article 7 hereof shall apply mutatis mutandis.

CHAPTER III.    BENEFICIAL SHAREHOLDERS’ REGISTER

Article 10.    (Entries in Beneficial Shareholders’ Register)

Entries or records in the beneficial shareholders’ register shall be made pursuant to the notices concerning the beneficial shareholder tendered by the Center and the beneficial shareholder’s form designated by the Center.

Article 11.    (Integration)

In case a shareholder entered or recorded in the shareholders’ register and a beneficial shareholder entered or recorded in the beneficial shareholders’ register are identified as the same person according to the address and name, the number of shares of each of such shareholders shall be integrated with respect to the exercise of the shareholder’s rights in respect of the same kind of share.

CHAPTER IV.    PLEDGES AND TRUST

Article 12.    (Registration of Pledges, Transfer or Cancellation Thereof)

In case of a request for the registration of pledges on shares, transfer or cancellation thereof, a written request therefor with the names and seals of both a pledgor and a pledgee affixed thereto shall be submitted together with the share certificates concerned.

Article 13.    (Recordation of Shares Held in Trust or Cancellation Thereof)

In case of a request for the recordation of shares held in trust or cancellation thereof, a written request therefor shall be submitted either by a trustor or a trustee together with the share certificates concerned.

CHAPTER V.    NON-POSSESSION OF SHARE CERTIFICATES

Article 14.    (Application for Non-Possession of Share Certificates)

In case an application for non-possession of share certificates is made, a written application therefor shall be submitted together with the share certificates concerned. Provided, however, that in case no share certificates concerned have been issued, the submission of share certificates shall not be required.

Article 15.    (Request for Issuance of Share Certificates Placed in Non-Possession Status)

In case a shareholder who previously applied for non-possession of share certificates subsequently requests the issuance of such share certificates, a written request therefor shall be submitted.

CHAPTER VI.    NOTIFICATIONS

Article 16.    (Notification of Address, Name and Seal Impression)

1. Shareholders, beneficial shareholders and registered pledgees or their statutory agents shall notify the Company of their addresses, names and seal impressions. Provided, however, that foreigners may substitute their specimen signatures for seal impressions.

2. In case of a change in the matters notified pursuant to the preceding paragraph, such change shall be notified.

Article 17.    (Notification of Nonresident Shareholders, etc.)

1. Shareholders, beneficial shareholders and registered pledgees or their statutory agents residing in foreign countries shall, in addition to the procedures set forth in the preceding article, either appoint their standing proxies in Japan or designate their mailing addresses in Japan for receiving notices and notify the Company thereof.

2. The provisions of the preceding article shall apply mutatis mutandis to standing proxies.

Article 18.    (Representative of Corporation)

1. In case a shareholder, a beneficial shareholder or a registered pledgee is a corporation, one (1) representative of such corporation shall be notified.

2. In case of a change of the representative notified pursuant to the preceding paragraph, a written notification thereof shall be submitted together with an extract copy of the commercial register.

Article 19.    (Representative of Co-owned Shares)

Shareholders or beneficial shareholders who co-own shares shall appoint one (1) representative on their behalf and submit a notification thereof with the names and seals of all the co-owners affixed thereto. The same shall apply to the case of any change in the representative.

Article 20.    (Representative of Unincorporated Association)

1. In case a shareholder, a beneficial shareholder or a registered pledgee is an unincorporated association, one (1) representative of such association shall be notified.

2. In case of a change of the representative notified pursuant to the preceding paragraph, a written notification thereof shall be submitted.

Article 21.    (Change in Family Name, Given Name or Trade Name, etc.)

In case of any change in entries in the shareholders’ register or in the beneficial shareholders’ register and in indication on share certificates for any of the following reasons, a written notification thereof shall be submitted together with the share certificates concerned and a document evidencing the relevant fact. Provided, however, that in case no share certificates concerned have been issued and in case of any change in entries in the beneficial shareholders’ register, the submission of share certificates shall not be required.

(1)	Change in family name or given name;

(2)	Establishment of, alteration in, or removal of a person in parental authority, a guardian (koukennin) and any other statutory agents;

(3)	Change in trade name or corporate name; and

(4)	Change in corporate organization.

Article 22.    (Method for Notifications by Beneficial Shareholders)

Any notification to be made by a beneficial shareholder or a statutory agent thereof as provided for in this Chapter shall be made through a participant (hereinafter referred to as the “Participant”) in the Center. Provided, however, that change of notified seal impression shall not required to be notified through the Participant.

Article 23.    (Application mutatis mutandis to Holders of Fractional Shares)

The provisions of Article 16 to Article 21 hereof shall apply mutatis mutandis to the holders of fractional shares entered or recorded in the ledger of fractional shares.

CHAPTER VII.    REGISTRATION OF LOSS OF SHARE CERTIFICATES

Article 24.    (Application for Registration of Loss of Share Certificates)

1. In case of application for the registration of the loss of share certificates, a written application therefor in the form prescribed by the Company shall be submitted together with a document evidencing the fact of the loss of share certificates.

2. In case a person who applies for the registration of the loss of share certificates is not a shareholder or registered pledgee of the shareholders’ register, a written application therefor shall be submitted together with a document evidencing that such person held the share certificates concerned and a document for identification of the applicant, in addition to the documents required in the preceding paragraph.

Article 25.    (Request for Cancellation of Registration of Loss of Share Certificates)

In case a registrant of lost share certificates discovers such share certificates, application for cancellation for the registration of the loss of share certificates shall be submitted in the written form prescribed by the Company.

Article 26.    (Application for Objection to Registration of Loss of Share Certificates)

1. In case of application for the objection to the registration of the loss of share certificates, a written application therefor in the form prescribed by the Company shall be submitted together with the share certificates concerned.

2. In case a person who applies for objection to the registration of the loss of share certificates is not a shareholder or registered pledgee of the shareholders’ register, a written application therefor shall be submitted together with a document for identification of the applicant, in addition to the documents required in the preceding paragraph.

Article 27.    (Changes in Matters of Application)

In case an applicant for the registration of the loss of share certificates makes any change in the addresses, names or other matters entered or recorded in the register of the loss of share certificates, the provisions of Article 16 to Article 21 hereof shall apply mutatis mutandis.

CHAPTER VIII.    REISSUANCE OF SHARE CERTIFICATES

Article 28.    (Reissuance due to Split or Consolidation of Share Certificates)

In case of a request for the reissuance of new share certificates due to split or consolidation of share certificates, a written request therefor shall be submitted together with the share certificates concerned.

Article 29.    (Reissuance due to Loss)

In case of a request for the reissuance of new share certificates after the share certificates concerned became invalid due to the registration of the loss of share certificates or due to the procedures prescribed in Article 216, Paragraph 1 of the Commercial Code, a written request therefor in the form prescribed by the Company shall be submitted.

Article 30.    (Reissuance due to Mutilation, Defacement or Completion of Columns for Entry)

In case of a request for the reissuance of share certificates due to mutilation or defacement, or filled-up of columns for entry, a written request therefor shall be submitted together with the share certificates concerned. Provided, however, that in case it is difficult to ascertain the authenticity of such share certificates, the procedures for the registration of the loss of share certificates shall be applied.

CHAPTER IX.    PURCHASE OF FRACTIONAL SHARES

Article 31.    (Request for Purchase of Fractional Shares)

In case a shareholder requests the Company to purchase fractional shares, a written request therefor shall be submitted to the handling office or any of the liaison offices of the transfer agent provided for in Article 2 hereof.

Article 32.    (Determination of Purchase Price)

1. The purchase price of fractional shares shall be the amount equivalent to the closing price per share of the shares of the Company as reported by the Tokyo Stock Exchange on the day when a written request for purchase reached the handling office or any of the liaison offices of the transfer agent, multiplied by the ratio of such fractional shares to one (1) share. Provided, however, that if there is no trading of the shares of the Company effected on such day, the purchase price shall be the amount obtained by multiplying the first trading price per share effected thereafter by the ratio of such fractional shares requested for purchase to one (1) share.

2. In case the request for purchase is made by mail, such request shall be deemed to be made on the day when such written request reached the handling office or any of the liaison offices of the transfer agent. Provided, however, that if such written request reached the handling office or any of the liaison offices of the transfer agent after the business hours thereof, such request shall be deemed to be made on the next business day.

Article 33.    (Payment of Proceeds from Purchase)

1. The Company shall pay to the shareholder who requested for purchase of fractional shares the amount equivalent to the purchase price as calculated pursuant to the preceding article after deducting the handling fees set forth in Article 50 hereof within six (6) business days from the day immediately following the day on which the purchase price is determined.

2. In case of the preceding paragraph, if the purchase price reflects the right to receive dividends, shares arising from a stock splits or the rights to subscribe for new shares, etc., such purchase price shall be paid by the record date or the allotment date.

3. If applied by the shareholder who requested for purchase of fractional shares, the proceeds from purchase may be paid by transfer to a bank account designated by him/her or by postal transfer cash payment. In such cases, payment of the proceeds from purchase is deemed to be completed when the procedures for such transfer or the procedures for dispatch of the postal transfer payment form are taken.

Article 34.    (Transfer of Title to Fractional Shares Purchased)

The title to the fractional shares for which a request for purchase is made shall be transferred to the Company on the day when the procedures for the payment of the proceeds from purchase, as prescribed in the preceding article, have been completed.

CHAPTER X.    ADDITIONAL PURCHASE OF FRACTIONAL SHARES BY

FRACTIONAL SHAREHOLDERS

Article 35.    (Request for Additional Purchase of Fractional Shares by Fractional Shareholders)

In case a shareholder requests for the Company to sell fractional shares, a written request therefor in the form prescribed by the Company shall be submitted, together with the advance payment as provided for in the following article.

Article 36.    (Advance Payment)

The advance payment shall be the amount obtained by multiplying the closing price per share of shares of the Company as reported by the Tokyo Stock Exchange on the business day immediately preceding the day on which a written request for additional purchase is accepted at the handling office or any of the liaison offices of the transfer agent by the number of fractional shares requested for additional purchase and multiplying the result by 1.3. Any fraction less than one thousand (1,000) yen resulting therefrom shall be rounded up.

Article 37.    (Determination of Additional Purchase Price)

The additional purchase price of fractional shares shall be the amount equivalent to the closing price per share of the shares of the Company as reported by the Tokyo Stock Exchange on the day when a written request for additional purchase and the advance payment are accepted at the handling office or any of the liaison offices of the transfer agent, multiplied by the ratio of such fractional shares to one share. Provided, however, that if there is no trading of the shares of the Company effected on such day, the additional purchase price shall be the amount obtained by multiplying the first trading price per share effected thereafter by the ratio of such fractional shares requested for additional purchase to one (1) share.

Article 38.    (Receipt of Proceeds from Additional Purchase and Transfer of Title to Fractional Shares Additionally Purchased)

1. The Company shall receive a total amount of the additional purchase price, the handling fees set forth in Article 50 hereof and the consumption tax incurred in connection with such handling fees (hereinafter referred to as the “Proceeds from Additional Purchase”) out of the advance payment within six (6) business days from the day immediately following the day on which the purchase price of additional purchase has been determined (in case a request for a payment of the deficiency pursuant to Article 40, Paragraph 1 hereof is made, the day on which the deficiency has been paid.)

2. In case of the preceding paragraph, if the additional purchase price reflects the right to receive distribution of new shares pursuant to, stock splits or the right to subscribe for new shares, etc., the Proceeds from Additional Purchase shall be received by the record date or the allotment date.

3. The title to the fractional shares for which a request for additional purchase is made shall be transferred from the Company to the shareholder who made a request for additional purchase on the day when the Company receives the Proceeds from Additional Purchase.

Article 39.    (Clearing-off of Advance Payment)

1. The Company shall, without delay, repay a surplus amount after the Proceeds from Additional Purchase have been deducted from the advance payment to the shareholder who made such request for additional purchase, on the day when the title to such fractional shares is transferred as provided for in Paragraph 3 of the preceding article.

2. No interest shall accrue on the advance payment.

Article 40.    (Handling of Deficit in Advance Payment)

1. If the amount of the advance payment is deficient in the Proceeds from Additional Purchase, the Company shall charge the deficit to the shareholder who made a request for additional purchase.

2. In case no provisions of cash for the deficit have been made within five (5) business days from the day immediately following the day on which it has been charged, the relevant request for additional purchase shall be deemed cancelled.

3. In case of the preceding paragraph, the Company shall, without delay, repay the advance payment to the shareholder who made a request for additional purchase.

Article 41.    (Delivery of Share Certificates)

The Company shall, without delay, issue share certificates for the shares which constitute one (1) share following the request for additional purchase and deliver such share certificates to the shareholder who made a request for additional purchase.

Article 42.    (Suspension of Acceptance of Request for Additional Purchase)

1. The Company shall suspend acceptance of requests for additional purchase during the period from twelve (12) business days prior to March 31 to March 31 of each year, and the period from twelve (12) business days prior to September 30 to September 30 of each year.

2. In addition to the period provided for in the preceding paragraph, in case of no treasury stock held by the Company (excluding treasury stock held for a specified purpose) and when the Company deems necessary, the Company may suspend acceptance of requests for additional purchase.

Article 43.    (Special Exception for Request for Additional Purchase by Mail)

1. When a request for additional purchase is made by mail, a shareholder who requested additional purchase shall remit the funds required for additional purchase to a bank account or postal transfer account designated by the Company.

2. In case of the preceding paragraph, with respect to the determination of the purchase price of additional purchase, the day when a written request and the funds required for additional purchase are accepted at the handling office of the transfer agent (in case a written request and the funds are accepted on different days, the later day) is deemed to be the date when a written request and the advance payment are accepted as provided for in Article 37 hereof.

3. The provisions of Article 40 hereof shall apply mutatis mutandis in case the funds to be remitted for additional purchase are less than the Proceeds from Additional Purchase.

CHAPTER XI.    PREFERRED SHARES

Article 44.    (Method for Request for Conversion)

1. In case of a request for conversion of Class 6 Preferred Shares through Class 12 Preferred Shares to Ordinary Shares, a written request therefor together with the share certificates of the relevant Preferred Shares (hereinafter referred to as the “Preferred Share Certificates”) shall be submitted to the handling office or any of the liaison offices of the transfer agent provided for in Article 2 hereof. Provided, however, that in case no Preferred Share Certificates concerned have been issued, the submission of Preferred Share Certificates shall not be required.

2. In case a beneficial shareholder makes a request provided for in the preceding paragraph, such request shall be made through the Participant and the Center.

3. The request for conversion may not be cancelled after submitting the written request therefor.

Article 45.    (Effect of Conversion)

Conversion of Preferred Shares shall come into effect when the written request therefor together with the Preferred Share Certificates concerned reached the handling office of the transfer agent provided for in Article 2 hereof.

Article 46.    (Notice or Public Notice of Change in Conversion Price)

In case the conversion price included in the terms of the conversion provided for in Article 17 of the Articles of Incorporation shall be reset or adjusted, details of such reset or adjustment shall be notified or notified publicly to the holders of the Preferred Shares by the day preceding the reset date or the day on which such adjusted conversion price shall be applied (hereinafter referred to as the “Reset Date, Etc.”). Provided, however, that in case the Company is not able to give notices or public notices of such change to the holders of the Preferred Shares by the day preceding the Reset Date, Etc., the Company shall give notices or public notices of such change to the holders of the Preferred Shares promptly after the Reset Date, Etc.

Article 47.    (Notice or Public Notice of Restriction on Conversion Period)

In case there is a provision which excludes certain period within the period entitled to request for conversion, included in the terms of conversion provided for in Article 17 of the Articles of Incorporation, the Company shall give notices or public notices of such excluded period to the holders of the Preferred Shares in advance.

Article 48.    (Notice or Public Notice of Mandatory Conversion)

In case of mandatory conversion of Preferred Shares provided for in Article 18 of the Articles of Incorporation, the Company shall give notices or public notices of the number of Ordinary Shares and any other necessary matters provided for in the said article to the holders of the Preferred Shares without delay.

Article 49.    (Request for Delivery of New Share Certificates upon Mandatory Conversion)

1. In case of mandatory conversion of Preferred Shares provided for in Article 18 of the Articles of Incorporation, to request delivery of share certificates of Ordinary Shares, a written request therefor together with the Preferred Share Certificates concerned shall be submitted to the handling office or any of the liaison offices of the transfer agent provided for in Article 2 hereof. Provided, however, that in case no Preferred Share Certificates concerned have been issued, the submission of Preferred Share Certificates shall not be required.

2. The provisions of Article 44, Paragraph 2 hereof shall apply mutatis mutandis in case of the preceding paragraph.

CHAPTER XII.    HANDLING FEES

Article 50.    (Handling Fees)

Fees for handling of shares and fractional shares of the Company shall be as follows:

1.	In case of registration of the loss of share certificates pursuant to Article 24 hereof:

The fee shall be three thousand (3,000) yen per registration of lost share certificate.

Even if an application to cancel the registration of the loss of share certificates is made, the handling fee collected shall not be refunded.

2.	In case of purchase of fractional shares pursuant to Article 31 hereof or additional purchase of fractional shares pursuant to Article 35 hereof:

The fee shall be the amount obtained by multiplying the purchase price provided for in Article 32 hereof by 0.75%, or the amount obtained by multiplying the purchase price of additional purchase provided for in Article 37 hereof by 0.75%. Provided, however, that if the total amount is less than one thousand eight hundred (1,800) yen, the handling fee shall be one thousand eight hundred (1,800) yen. (Fractions less than one (1) yen shall be disregarded.)

Supplemental Provisions

Article 1.

These Regulations shall take effect on April 2, 2001.

Article 2.

In case a request for the reissuance of new share certificates is made by submitting a written request therefor together with the original or a certified copy of the judgment of nullification of the share certificates, such share certificates which became invalid by such judgment shall be newly issued.

Amendment History

October 1, 2001	Article 9 amended
June 27, 2002	Articles 1, 9, 10, 11, 23, 33, 34, 35 and 36 amended
April 1, 2003	Articles 4, 5, 24, 25, 26, 27, 29, 30, 33, 40, 41, Article 2 of Supplemental Provision amended
Articles after No. 28 were renumbered
July 1, 2003	Articles 1, 2, 32, 33, 35, 36, 37, 38, 39, 40, 41, 42, 45, 46, 47, 48 and 49 amended
Articles after No. 43 were renumbered
June 29, 2004	Articles 1, 45, 46, 47 and 48 amended
June 29, 2005	Articles 43, 44, 45, 46, 47 and 48 amended
October 1, 2005	Articles 2, 33, 35, 36, 38, 41, 43, 49 and 50 amended
Articles after No. 37 were renumbered

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